Exhibit 10.17

PROMISSORY NOTE

$8,400,000.00	April 28, 2004

FOR VALUE RECEIVED, Extra Space Storage LLC, a Delaware limited liability company with an address of 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121 (the “Payor”), promises to pay to the order of Strategic Performance Fund-II, Inc., a Maryland corporation (together with any successor holder or holders of this Note, the “Payee”) at its office at c/o Prudential Real Estate Investors, 8 Campus Drive, Parsippany, New Jersey 07054, or such other place as the Payee may designate, the principal sum of Eight Million Four Hundred Thousand Dollars ($8,400,000.00) or so much thereof as shall be advanced hereunder, together with interest thereon, as set forth in this Note.

Interest on the principal balance of this Note from time to time outstanding shall accrue from the date of this Note at an annual rate of twelve and one half percent (12.5%), subject to the terms of this Note below.

Interest only shall be payable monthly in arrears on the first (1st) day of each month beginning with the first day of June, 2004. Interest shall be computed on the basis of a three hundred and sixty (360) day year and shall be paid for the actual number of days on which principal advanced to Payor under this Note is outstanding.

The entire outstanding principal balance of this Note, together with any and all accrued and unpaid interest on the principal balance of this Note, shall be due and payable on the earlier of (i) two business days after the date on which Payor or its successor or parent entity following a restructuring and/or recapitalization of Payor (to be conducted as and when determined by the Payor, in its sole discretion), shall have completed and received funds from the issuance of shares of its common stock in a firm commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (ii) six months following the Closing Date (such date being the “Maturity Date”).

In the event that any payment due hereunder is not paid when due or upon a default under that certain Guaranty Agreement (the “Guaranty”) by Kenneth M. Woolley in favor of Payee of even date herewith (each such event a “Default”), and if such Default is not cured within 30 days following such Default, Payee may, at its option, declare immediately due and payable the entire outstanding balance of principal and accrued interest under this Note. If this Note is so accelerated or any amounts due hereunder are not paid on the Maturity Date, all amounts due hereunder shall, after such acceleration or the Maturity Date, as the case may be, bear interest at an annual rate equal to fourteen percent (14%), compounded monthly, until paid.

This Note may be prepaid in whole or in part at the election of the Payor prior to the Maturity Date without penalty or premium.

Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed to be delivered on the earlier of (i) the date received, or (ii) the date of delivery, refusal, or nondelivery indicated on the return receipt, if deposited in a United States Postal Service depository, postage prepaid, sent registered or certified mail, return receipt requested, addressed to the party to receive the same at the address of such party set forth in the first paragraph of this Note, or at such other address as may be designated in a notice delivered or mailed as herein provided.

Payor agrees to pay all charges (including, without limitation, reasonable attorneys’ fees and disbursements) of Payee in connection with the collection and/or enforcement of this Note or the Guaranty or in protecting or preserving any security for this Note, whether or not suit is brought against Payor.

The failure of the Payee at any time to exercise any option or right hereunder shall not constitute a waiver of the Payee’s right to exercise such option or right at any other time. The Payee shall have the right to transfer all or any portion of its interest in this Note to any affiliate of Payee without the consent of Payor. All other right to transfer all or any portion of this Note shall require the written consent of Payor, which consent shall not be unreasonably withheld.

The Payor hereby waives presentment, demand, notice, protest and all other suretyship defenses generally and agrees that (i) any renewal, extension or postponement of the time of payment or any other indulgence, (ii) any modification, supplement or alteration of any of the Payor’s obligations undertaken in connection with this Note, or (iii) any addition or release of any person or entity primarily or secondarily liable, may be effected without notice to the Payor and without releasing the Payor from any liability hereunder.

This Note shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware. If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect. If the payment of any interest due hereunder would subject the Payee to any penalty under applicable law, then the payments due hereunder shall be automatically reduced to what they would be at the highest rate authorized under applicable law.

This Note shall have the effect of an instrument under seal.

Witness:	Extra Space Storage LLC, a Delaware limited liability company

By:
Name:
Title: